EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS

LEGEND INTERNATIONAL HOLDINGS, INC.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Legend International Holdings, Inc.

____________, 2013

To Our Clients:

Enclosed for your consideration are a prospectus, dated __________ , 2013 (the “Prospectus”), and the “Instructions as to Use of Legend International Holdings, Inc. Non-Transferable Subscription Rights Certificates” relating to the rights offering by Legend International Holdings, Inc., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.001 per share, pursuant to non-transferable subscription rights distributed to all stockholders of record of the Company at 5:00 p.m., New York City time, on __________, 2013 (the “Record Date”). The subscription rights and common stock are described in the Prospectus.

In the rights offering, the Company is offering an aggregate of 444,047,971 shares of its common stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., New York City time, on ____________, 2013 (the “Expiration Time”).

As described in the Prospectus, you will receive one (1) subscription right for each share of common stock owned at 5:00 p.m., New York City time, on the Record Date. Each whole subscription right will allow you to subscribe for one (1) share of common stock (the “subscription privilege”) at the cash price of $0.05 per full share (the “subscription price”). For example, if you owned 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 subscription rights and would have the right to purchase 100 shares of common stock at the subscription price.

If any subscription rights remain unexercised after the expiration of the rights offering Perfectus Management Limited (the “Standby Purchaser”) has agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, a minimum of $10 million (as converted into shares at the subscription price) (the “Standby Offering”) of the unexercised rights. The Standby Purchaser has an option to purchase an additional number of shares equal to the number of shares purchasable pursuant to any rights that remain unsubscribed for in the rights offering after the Standby Purchaser has fulfilled its Standby Offering. Mr Joseph Gutnick, our Chairman, President and Chief Executive Officer, holds 50% of the shares and is a director of Perfectus. An independent third party to Legend and Mr Gutnick holds the other 50% of the shares of Perfectus and the second director of Perfectus is independent of Legend and Mr Gutnick. No fees or other consideration will be paid by the Company to the Standby Purchaser in exchange for its commitment to purchase any and all unsubscribed shares of common Stock following the rights offering, except for the reimbursement of up to $50,000 of the Standby Purchaser’s out-of-pocket expenses.

The subscription rights are evidenced by a Non-Transferable Subscription Rights Certificate issued to stockholders of record and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the document carefully before instructing us to exercise your subscription rights.

EXHIBIT 99.4

If you wish to have us, on your behalf, exercise the subscription rights for any shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.

Your Beneficial Owner Election form to us should be forwarded as promptly as possible in order to permit us to exercise your subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Time. Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form. Once you have exercised your subscription privilege, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights.

Additional copies of the enclosed materials may be obtained from Continental Stock Transfer & Trust Company., the subscription agent for the rights offering, by calling (212) 845-3324. Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very truly yours,